RCM Technologies, Inc.	Tel: 856.356.4500	Corporate Contacts:
2500 McClellan Avenue	Fax: 856.356.4600	Rocco Campanelli
Pennsauken, NJ 08109	info@rcmt.com	President & CEO
	www.rcmt.com	Kevin D. Miller
Chief Financial Officer

P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES SECOND QUARTER RESULTS

Pennsauken, NJ – August 10, 2016 -- RCM Technologies, Inc. (NasdaqGM: RCMT), a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced engineering, information technology and specialty health care services, today announced financial results for the thirteen and twenty-six week periods ended July 2, 2016.

RCM Technologies reported revenues of $45.4 million for the thirteen week period ended July 2, 2016, a 0.2% increase as compared to $45.3 million for the thirteen week period ended July 4, 2015 (the comparable prior year period). Gross profit of $12.1 million for the thirteen week period ended July 2, 2016 increased marginally as compared to the comparable prior year period.  Operating income was $1.5 million for the thirteen week period ended July 2, 2016, a 26.3% increase as compared to $1.2 million for the comparable prior year period. Net income for the thirteen week period ended July 2, 2016 was $0.9 million, or $0.07 per diluted share, as compared to $0.7 million, or $0.05 per diluted share, for the comparable prior year period.

RCM Technologies reported revenues of $92.6 million for the twenty-six week period ended July 2, 2016, a 0.7% decrease as compared to $93.3 million for the twenty-six week period ended July 4, 2015 (the comparable prior year period). Gross profit was $24.8 million for the twenty-six week period ended July 2, 2016, a 2.4% decrease as compared to $25.4 million for the comparable prior year period.  Operating income was $3.3 million for the twenty-six week period ended July 2, 2016, a 6.1% decrease as compared to $3.6 million for the comparable prior year period. Net income for the twenty-six week period ended July 2, 2016 was $1.9 million, or $0.15 per diluted share, as compared to $2.1 million, or $0.16 per diluted share, for the comparable prior year period.

On the last day of fiscal 2015 the Company disposed of its QAD Software Solutions business unit ("QAD Business") which for the thirteen week period ended July 4, 2015 generated $0.8 million in revenues and $0.3 million in gross profit and for the twenty-six week period ended July 4, 2015 generated $1.8 million in revenues and $0.9 million in gross profit.

The Company also announced that its Board of Directors approved the expansion and extension of its existing program to repurchase outstanding shares of the Company's common stock.  Under the existing program, the Company was authorized to purchase up to $5 million of common stock from time to time through December 31, 2016, and through August 10, 2016, the Company had used an aggregate of $4.4 million of this availability.  The Board has approved an additional $5.0 million for use in repurchases, giving the Company a total of $5.6 million available for repurchases as of the date of this release.  The Board also approved the extension of the program through December 31, 2017.  In accordance with applicable securities and other laws, including Rule 10b-18 of the Securities Exchange Act of 1934, the stock repurchases may be made from time to time in the open market or in privately negotiated transactions, depending on market conditions, share price and availability and other factors at the Company's discretion. The stock repurchase program may be suspended or discontinued at any time without prior notice.

Rocco Campanelli, President and Chief Executive Officer of RCM Technologies, commented, "We are pleased that our second quarter results were consistent with our expectations. Once again, our Health Care segment's results were exceptional, as we achieved historic second quarter highs in both revenues and gross profit. Also, our Health Care segment continued to diversify by launching a new Locum Tenens Group to staff physicians, a large and growing Health Care staffing sector that we believe is well suited for our business model. While our revenues from our IT segment declined this quarter, we are increasing our sales activity across all of our IT divisions to improve our performance. Additionally, we are anticipating improved results in our Canadian Engineering Group, starting late in the third quarter. We are kicking off awarded projects at our major clients in Canada and have continued to retain our professional workforce in order to execute these significant awards."

Kevin Miller, Chief Financial Officer of RCM Technologies, added, "We are pleased with the year-over-year second quarter increase in operating income of 26%. We also experienced strong cash flow from operations with a $5.4 million reduction in accounts receivables. We are optimistic that we will continue to see strong cash flow in the second half of 2016."

Conference Call
On Thursday, August 11, 2016, RCM Technologies will host a conference call to discuss these results. The call will begin at 10:00 a.m. Eastern Time.  The dial-in number is (888) 272-8703.

About RCM
RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services.  RCM is an innovative leader in the delivery of these solutions to commercial and government sectors.  RCM is also a provider of specialty health care services to major health care institutions and educational facilities. RCM's offices are located in major metropolitan centers throughout North America.  Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements.  These statements often include words such as "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," "believe," "plan," "seek," "could," "can," "should," "are confident" or similar expressions.  In addition, statements that are not historical should also be considered forward-looking statements. These statements are based on assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances.  Forward-looking statements include, but are not limited to, those relating to demand for the Company's services, expectations regarding our future revenues and other financial results, our pipeline and potential project wins and our expectations for growth in our business. Such statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors, which may cause actual events to be materially different from those expressed or implied by such forward-looking statements.  Risk, uncertainties and other factors may emerge from time to time that could cause the Company's actual results to differ from those indicated by the forward-looking statements. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company assumes no obligation (and expressly disclaims any such obligation) to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.

Tables to Follow

RCM Technologies, Inc.
Condensed Consolidated Statements of Income
(Unaudited)
 (In Thousands, Except Share and Per Share Amounts)

	Thirteen Week Periods Ended
	July 2, 2016	July 4, 2015
Revenues	$45,379	$45,286
Cost of services	33,275	33,196
Gross profit	12,104	12,090
Selling, general and administrative	10,177	10,546
Depreciation and amortization	399	334
Operating income	1,528	1,210
Other expense, net	(85)	(118)
Income before income taxes	1,443	1,092
Income tax expense	580	403
Net income	$863	$689

Diluted net earnings per share data	$0.07	$0.05

	Twenty-Six Week Periods Ended
	July 2, 2016	July 4, 2015
Revenues	$92,555	$93,252
Cost of services	67,775	67,859
Gross profit	24,780	25,393
Selling, general and administrative	20,642	21,178
Depreciation and amortization	789	650
Operating income	3,349	3,565
Other expense, net	(285)	(253)
Income before income taxes	3,064	3,312
Income tax expense	1,200	1,235
Net income	$1,864	$2,077

Diluted net earnings per share data	$0.15	$0.16

RCM Technologies, Inc.
Summary Consolidated Selected Balance Sheet Data
 (In Thousands)

	July 2, 2016	January 2, 2016
	(Unaudited)
Cash and cash equivalents	$234	$985
Accounts receivable, net	$48,419	$50,946
Total current assets	$53,952	$64,529
Total assets	$70,741	$81,336
Total current liabilities	$20,678	$26,629
Borrowing under line of credit	$14,890	$21,000
Net debt (borrowings less cash)	$14,656	$20,015
Total liabilities	$36,731	$49,133
Stockholders' equity	$34,010	$32,203
Treasury stock	$11,496	$10,365

RCM Technologies, Inc.
Condensed Consolidated Statements of Cash Flows
 (Unaudited)
(In Thousands)

	Thirteen Week Periods Ended
	July 2, 2016	July 4, 2015
Net income	$863	$689
Adjustments to reconcile net income to cash provided by operating activities	652	997
Changes in operating assets and liabilities
Accounts receivable	5,385	1,546
Prepaid expenses and other current assets	553	(107)
Net of transit accounts receivable and payable	(1,143)	321
Accounts payable and accrued expenses	(1,456)	(2,442)
Accrued payroll and related costs	977	1,704
Income taxes payable	796	(274)
Total adjustments	5,764	1,745
Cash provided by (used in) operating activities	$6,627	$2,434

Net cash used in investing activities	(249)	(359)
Net cash (used in) provided by financing activities	(6,221)	-
Effect of exchange rate changes	(26)	43
Increase in cash and cash equivalents	$131	$2,118

	Twenty-Six Week Periods Ended
	July 2, 2016	July 4, 2015
Net income	$1,864	$2,077
Adjustments to reconcile net income to cash provided by operating activities	1,367	2,132
Changes in operating assets and liabilities
Accounts receivable	3,163	(3,445)
Prepaid expenses and other current assets	1,606	(175)
Net of transit accounts receivable and payable	1,684	(1,785)
Accounts payable and accrued expenses	(1,947)	(923)
Accrued payroll and related costs	(836)	73
Income taxes payable	780	(429)
Total adjustments	5,817	(4,552)
Cash provided by (used in) operating activities	7,681	($2,475)

Net cash used in investing activities	(642)	(976)
Net cash (used in) provided by financing activities	(7,766)	108
Effect of exchange rate changes	(24)	(422)
Decrease in cash and cash equivalents	($751)	($3,765)

RCM Technologies, Inc.
Summary of Selected Income Statement Data
 (Unaudited)
(In Thousands)

	Thirteen Week Period Ended July 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$18,742	$10,957	$15,680	$45,379
Cost of services	13,715	8,172	11,388	33,275
Gross Profit	$5,027	$2,785	$4,292	$12,104
Gross Profit Margin	26.9%	25.4%	27.4%	26.7%

	Thirteen Week Period Ended July 4, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$19,827	$14,859	$10,600	$45,286
Cost of services	15,490	10,336	7,370	33,196
Gross Profit	$4,337	$4,523	$3,230	$12,090
Gross Profit Margin	21.9%	30.4%	30.5%	26.7%

	Twenty-Six Week Period Ended July 2, 2016
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$37,427	$23,697	$31,431	$92,555
Cost of services	27,568	17,120	23,087	67,775
Gross Profit	$9,859	$6,577	$8,344	$24,780
Gross Profit Margin	26.3%	27.8%	26.6%	26.8%

	Twenty-Six Week Period Ended July 4, 2015
	Engineering	Information Technology	Specialty Health Care	Consolidated

Revenue	$42,618	$29,513	$21,121	$93,252
Cost of services	32,659	20,430	14,770	67,859
Gross Profit	$9,959	$9,083	$6,351	$25,393
Gross Profit Margin	23.4%	30.8%	30.1%	27.2%